REVIEW OF CHANGES IN COMPENSATION STRUCTURE CONFIDENTIAL | AUGUST 6, 2003 DRAFT THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE FIRST BOSTON PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION

Table of Contents 1 Introduction / Objectives of Compensation Changes 2 Terms of Option Restructuring Program 3 Option Valuation / Analysis 4 Demonstration of Electronic Exchange Process 5 Changes in Compensation Plans - CSFB 6 Status of CSFB ROE Units 7 Questions and Answers

1 Introduction / Objectives of Compensation Changes

Introduction Credit Suisse Group is committed to building an equity culture and growing our stock price In its continuing effort to increase shareholder value, the CSG Board and Compensation Committee have approved a number of steps to: Better align employee and shareholder interests Make our plans more consistent with competitors Today we will discuss the details of these steps

Summary of Today's Topics Option holders will be offered the opportunity to exchange old options for new options or shares(1), on a "value for value" basis(2) Voluntary: Exchange is at employee's discretion Offer includes "out of the money" options and recently issued "in the money" options Beginning this year: CSFB will introduce a new share deferral table, consistent with competition CSFS is proposing a new deferral table to the Compensation Committee which will be announced later this month CSFB employees will be subject to traditional vesting on share plan awards (three year pro- rata), consistent with competition CSFS/Corporate Center employees will be subject to 3 year vesting on option awards and 4 year blocking on share awards Future share plan mix has not been decided, it is intended that option usage will continue, but at a lower rate than recent past (1) Shares refers to phantom shares or blocked registered shares in Switzerland. (2) Valuation is subjective: For the purposes of this exchange, value-for-value is determined in accordance with SFAS 123.

Current Environment: Stock Options CSG has 11% of its fully diluted shares under option This number/percentage has been growing rapidly in recent years Given range of exercise prices, shareholder/employee interest could be better aligned Lack of conditional capital - Almost no new option availability The plan is intended to address a number of key issues: Increasing employee alignment Exchange allows employees to participate in stock price growth Reducing Options Outstanding / "Overhang" ("Option Reduction Plan") Making room for future option issuance

Environment: Industry Compensation Practice Most of our competitors have "traditional" vesting Most of our competitors have announced adoption of SFAS 123, expensing of options Most of our competitors have a larger deferral portion of their compensation than CSG We are making modifications to address all of these differences, with certain objectives: Market Terms Deferral Table Vesting Transparency of Financial Statements Expensing of Options Comparability of Vesting

2 Terms of Option Restructuring Program

Is this Option Restructuring a Good Thing? Good for Employees Employees have been asking for this Voluntary: Exchange is at employee's discretion Opportunity to participate in more of the upside in CSG stock Opportunity to rebalance personal mix between shares and options Good for Shareholders Reduces overhang Improves employee motivation/retention Allows for future option issuance without increased dilution from current levels Best practices: CSG adopts SFAS 123, expensing of options

Terms of Option Restructuring Program Option holders will be offered the opportunity to exchange existing vested options for new options or shares on a value for value basis Options with a strike price above CHF 60 may be exchanged for: New Options Phantom Shares / Registered Shares ("shares") for Options 50/50 combination Options with a strike price between CHF 30 and CHF 60 may be exchanged for: Shares Certain options will be excluded Options held by former employees Unvested options Options originally issued prior to 12/31/99 New options/shares will be subject to 12 months vesting (blocking in Switzerland)

Timing(1) August 5: CSG Q2 Earnings Release August 6: Commence Exchange Offer September 5 (Friday): Finalize Exchange Ratios September 9 (Tuesday): Exchange Offer Expires (5:00pm NY time) (1) CSG has the right to extend the offer. If it does, the valuation date will be delayed.

Rules of Exchange / Key Terms Offer made pursuant to U.S. Tender Offer Rules - filed with the SEC READ THE OFFER TO EXCHANGE It contains all of the terms/conditions of the offer Exchange instructions will allow for decisions to be made on a grant-by-grant basis New options issued in the exchange will be shorter in term than existing options, and have an exercise price at a premium to market: Term of new options: 7 years Strike price premium: 10% ALL OPTIONS AND SHARES ISSUED IN THIS EXCHANGE ARE SUBJECT TO 1 YEAR VESTING EXCEPT FOR PARTICIPANTS IN SWISS SHARE PLAN WHO ARE SUBJECT TO ONE YEAR "BLOCKING" Shares will entitle holder to delivery in 12 months All other conditions continue to apply

Valuation/Exchange Ratio Concept: Exchange ratio is intended to be on a "value for value" basis(1) Philosophy consistent with Board's objectives: Fairness to employees/shareholders Consistent with accounting objectives Consistent with tax objectives Share valuation: Shares will be valued at the closing price in Zurich on September 5, 2003 Option Valuation: Options will be valued using Black-Scholes Not an exact science Results dependent upon input assumptions (1) Valuation is subjective: For purposes of this exchange, value-for-value is determined in accordance with SFAS 123.

Tax Implications We believe that in most jurisdictions the exchange into options or stock will be tax-free at time of exchange. Future gain on new options will be taxed in the same manner as existing options, generally upon exercise Value of shares will generally be taxable upon delivery in 12 months In Switzerland, exchange is a taxable event, but if deemed value-for-value, there should be no taxable income. Since the Swiss tax valuation will be determined after the grant date and these values require approval from the Swiss tax authorities, it is not possible to determine the taxable income until these valuations have been accepted Schedule D of Offer to Exchange details local tax issues Consult with your personal tax advisor to determine personal tax consequences

Risks of Exchange Offer Future stock price increases could make exchange unattractive Exchange ratio: Fewer shares/options being received than options given up Exercise price: 10% above market Vesting: 12 months Valuation: Black-Scholes and its inputs

How Does Our Plan Compare to Other Companies? Relatively few large companies have offered their employees an opportunity to exchange, mostly technology Most have been offers made under the "six month" rule, resulting in tremendous uncertainty regarding exercise price of new options Our exchange is simultaneous, with all pricing parameters known We are relatively unique in that we are offering employees the choice of options or shares (almost all others have been options only) We are the only company that we are aware of offering to "rebalance" share/option mix by including "in the money" options Microsoft announced its intention to offer cash (from a third party) for options This strategy is counter to our objective of building an equity culture and employee retention This strategy does not reduce option dilution

3 Option Valuation / Analysis

Representative Valuation Key assumptions: Market Stock Price: CHF 40.00 Strike price of new options: CHF 44.00 All existing options will be valued on a grant-by-grant basis Major Awards:

Example: CHF 84.75 Alternatives available for 1,000 options, values in CHF (new options vs. new shares)

Break Even Analysis: CHF84.75 Spot Price CHF 40 (New Option Exercise Price CHF 44)

Example: CHF 65.75 Alternatives available for 1,000 options, values in CHF (new options vs. new shares)

Spot Price CHF 40 (New Option Exercise Price CHF 44) Break Even Analysis: CHF65.75

Example: CHF 34.10 Alternatives available for 1,000 options, values in CHF

Spot Price CHF 40 (New Option Exercise Price CHF 44) Break Even Analysis: CHF34.10

How Do CSG Stock Price Movements in the Next Month Affect Exchange Ratio? If stock goes up in the next month, option exchange ratio goes up, but so does strike price on new options - these are partially offsetting If stock goes up, share exchange ratio goes up, favorable to employee

Example: CHF 65.75 At Different Prices / Ratios Alternatives available for 1,000 options, values in CHF

4 Demonstration of Electronic Exchange Process

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5 Changes in Compensation Plans - CSFB

Current Approach to Vesting - CSFB Currently, most Options and Phantom Shares are fully vested on Award but can be forfeited if the recipient violates certain Conditions (on Solicitation and Competition) Conditions lapse 25% on grant, 25% one year from grant and 50% two years from grant or upon termination of employment without Cause, or for death or Disability ROE Units vest 1/3rd per year over the three years following grant or upon termination of employment without Cause, or for death or Disability Longevity Premium Awards cliff vest three years from grant and are forfeited for any termination of employment prior to vesting (except upon qualified retirement) Current vesting approach not in line with industry practice

New Vesting Rules - CSFB Consistent with general market practice, beginning this year - CSFB will begin to use traditional three year vesting 1/3 on first anniversary of award 1/3 on second anniversary of award 1/3 on third anniversary of award Identical vesting for each component of deferral shares options ROE units Longevity premium will continue as 3-year "cliff" vesting Accounting for each award will be the same, ratable expense over three years

Changes to Share Plan Table - CSFB Focus of senior management has been to drive equity culture As a result, the Compensation Committee of CSG has approved change in the Share Plan Award table to more closely align deferral percentages with competition Also approved mandatory inclusion of VP's who make more than $325,000 per year in total compensation In line with most competitors New deferral table is global for CSFB, including Switzerland. CSFS and CSG table to be announced after August 21st meeting of the Compensation Committee

Summary of New Deferral Table - CSFB

6 Status of CSFB ROE Units

Status of CSFB ROE Units ROE 2002: 1.5% ROE YTD 2003: 15.3% 2001 ROE Units ROE required over six quarters to "return principal": 3.9% ROE required over six quarters to earn positive return: 11.9% 2002 ROE Units ROE required over ten quarters to "return principal": 2.9% ROE required over ten quarters to earn positive return: 7.7%

7 Questions and Answers

CSFB has adopted policies and guidelines designed to preserve the independence of its research analysts. CSFB's policies prohibit employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a research rating or price target, as consideration for or an inducement to obtain business or other compensation. CSFB's policies prohibit research analysts from being compensated for their involvement in investment banking transactions except to the extent such participation is intended to benefit investor clients. These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse First Boston. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure.